EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Bottling Group LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Bottling Group LLC and subsidiaries for the year ended December 29, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” and Statements of Financial Accounting Standards No. 123(R), “Share-Based Payment,” and No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” related to the requirement to recognize the funded status of a benefit plan).
/s/ Deloitte & Touche LLP
New York, New York
October 14, 2008